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                                                                    EXHIBIT 99.2


                          ELITE INFORMATION GROUP, INC.
                       QUESTIONS AND ANSWERS FOR CUSTOMERS
                                  APRIL 3, 2003

WHAT IS HAPPENING?

Thomson, parent company of West, has agreed to acquire Elite Information Group, Inc., a leading provider of integrated practice and financial management applications for the legal and professional services industry. Elite will join West as part of the Thomson Legal & Regulatory market group.

WHAT'S THE TIMELINE?

Thomson announced the agreement to purchase Elite on April 3, 2003. The acquisition is expected to be completed during the second quarter of 2003.

WHY IS THOMSON ACQUIRING ELITE?

Like Thomson, Elite is recognized for its exceptional products, technologies and commitment to customers. We believe that the convergence of Elite's integrated financial and practice management solutions with West's information services provides the foundation for the next generation of law firm and professional services tools - tools that enable our clients to make better decisions faster, give them a competitive edge and deliver optimum value. Elite also has considerable expertise in implementing large-scale enterprise solutions - expertise that will be key to working with large, multinational firms.

HOW WILL CLIENTS BENEFIT FROM THIS ACQUISITION?

More than ever, the convergence of information and workflow coupled with integrated practice management applications makes possible new solutions that yield true competitive advantages for legal and other professional services firms. Thanks to the strength of their combined expertise, we believe that Elite and West are best positioned to accelerate the development of these solutions, and make them available to clients.

WHAT CAN CLIENTS EXPECT?

Elite clients will continue to be served by their Elite rep and support team. Elite also will be able to take advantage of the reach and resources of West and Thomson. Our mutual focus will be on providing the products, service and support that gives our clients a true competitive edge and delivers optimum value.

WILL ELITE SOFTWARE CONTINUE TO HAVE THE SAME FEATURES AND FUNCTIONALITY, AS WELL AS TO INTEROPERATE WITH OTHER TECHNOLOGIES IN THE MARKET?

Absolutely. Elite is recognized for providing full-featured practice management tools designed to address the entire cycle of service delivery in a legal or professional services firm, as well as for enabling professionals to leverage and maximize their existing technology investments. Much of this success depends on the flexibility Elite's products offer when working with technologies from other providers. This interoperability also is consistent with the product development philosophies that have underscored the success of West and Thomson in the solutions market.

                       Elite Information Group, Inc./West
                                    4/2/2003
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HOW WILL ELITE'S SERVICES BE SUPPORTED?

Elite's focus on providing clients with products that deliver a true competitive edge is unchanged, with the added benefit of access to the reach and resources of West and Thomson. As with West, we believe one of the key reasons customers select Elite is the world-class service and support backing its products.

WHAT DOES THIS MEAN FOR ME? WILL ELITE MAINTAIN ITS OWN SALES FORCE?

Yes. We expect that Elite's current sales force will continue to be the primary channel for selling and servicing the company's products. We believe that Elite is a powerful addition to the West integrated information solutions portfolio. As with previous acquisitions, we will create open lines of communication between these sales organizations to provide the best coordination, harmonize resources and optimize service to customers.

WHAT DIFFERENTIATES PROLAW FROM ELITE?

In general, the companies serve different segments of the legal market. ProLaw is used primarily by small- and mid-sized firms, while Elite is more widely used by large law firms and other professional services firms. For certain clients, the companies' products complement each other: for example, ProLaw's extensive case management functionality, rules engine, and client and matter management functionality can be integrated with Elite's billing, financial management and travel and expense tracking, customer relationship management (CRM) and business intelligence tools to create an integrated suite that delivers unmatched power, value and competitive edge for clients.

HOW DO CUSTOMERS STAND TO BENEFIT FROM THIS PROPOSED ACQUISITION?

Professionals stand to benefit from practice management products that effectively integrate front office and back office functions. Such products will help them better manage their businesses, and better serve their clients. These products also will be easier and more cost-effective for law firms, legal departments and other professional services organizations to install and manage as part of their information technology environment. Together, Elite and West will be able to offer a suite of integrated information and practice management solutions to all segments of the legal market as well as other professional services industries and segments.

This document is for informational purposes only. It does not constitute an offer to purchase Elite shares or a solicitation/recommendation statement under the rules and regulations of the Securities and Exchange Commission. At the time Thomson commences the offer, Thomson will file with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO and Elite will file a solicitation/recommendation statement on Schedule 14D-9. These documents will contain important information and security holders of Elite are advised to carefully read these documents (when they become available) before making any decision with respect to the tender offer. These documents will be provided to Elite security holders at no charge and, when filed with the Securities and Exchange Commission, may be obtained free of charge at www.sec.gov.


                       Elite Information Group, Inc./West
                                    4/2/2003
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